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FOR IMMEDIATE RELEASE

Exhibit 99.1

Yahoo! Reports First Quarter 2001 Financial Results

Company Posts $180.2 Million in Revenue and $7.6 Million in Pro-Forma Net Income

    SANTA CLARA, Calif.—April 11, 2001—Yahoo! Inc. (Nasdaq: YHOO) today reported net revenues totaling $180,215,000 for the first quarter ended March 31, 2001, compared to net revenues of $230,807,000 for the first quarter of 2000. Pro-forma net income for the quarter ended March 31, 2001 was $7,643,000 or $0.01 per share diluted(1). This compares to pro-forma net income of $60,506,000 or $0.10 per share diluted for the comparable period in the previous year(1). Including pro-forma items, net loss for the first quarter ended March 31, 2001 was $11,486,000 or $0.02 per share diluted, compared to net income of $67,599,000 or $0.11 per share diluted reported in the comparable period of the previous year.

(1)
Pro-forma net income and net income per share calculations for all 2001 and 2000 periods exclude acquisition-related charges, amortization of intangibles and stock compensation, employer payroll taxes on gains realized by employees from non-qualified stock option exercises, derivative and impairment losses from certain assets, income related to a contract termination fee, and/or gains or losses from the exchanges or sales of certain equity investments.

    To balance Yahoo!'s investment in its growth areas with the desire to modify its near-term business plan to reflect the current economic and capital market slowdown, the company conducted a comprehensive operational review during the quarter. "The principle that guided our decisions was the determination of where we needed to invest to take advantage of future opportunities and ensure that we deliver long-term value to consumers, customers, employees and stockholders without compromising the quality of our service," said Tim Koogle, Yahoo!'s chairman and CEO. "While we streamline our business over the second quarter to become more efficient and align our costs with the current market environment, we remain steadily focused on developing and delivering the essential services that will result in Yahoo! becoming the Internet's leading global consumer and business services company."

    As part of the adjustments to manage expenses, the company plans to take several measures to ensure that the company has the operating and financial flexibility to deliver long-term value. These measures include a reduction of its 3,510 employees by approximately 12 percent; the discontinuation or reallocation of some secondary services on Yahoo!'s network of properties; a decrease in discretionary marketing, distribution and promotional expenses; outsourcing of some operations; and centralization of some businesses across the global organization. "We made some decisions that were difficult, but which ultimately balance the investment in our growth areas with the adjustments to our near-term business plan to better position Yahoo! for long-term growth," Koogle said.

Global Consumer Audience and Traffic Growth

    The global network of Yahoo!® properties and essential services continues to be the most popular Web destination worldwide and is accessed by the largest audience of loyal online consumers (Nielsen//NetRatings, January 2001). Both audience and page view numbers grew significantly during the quarter with total unique users reaching 192 million during March, up from 145 million in March 2000. A record 67 million active registered members logged onto Yahoo! during March 2001, a 60 percent increase from 42 million in March 2000.

    The company's traffic increased to more than 1.1 billion page views per day on average during March 2001, increasing more than 22 percent from page views served during December 2000. Yahoo! Japan and Yahoo! Europe's traffic, which is included in these page view totals, increased from December 2000 to more than 144 million and 59 million page views per day on average in March, respectively. In addition, Yahoo! is ranked No. 1 among the top Internet sites in average combined time spent by home and work users in the United States, who spent an average of one hour and 36 minutes on Yahoo!'s network in February 2001 (Nielsen//NetRatings).

Premium Services

    Yahoo! continues to execute upon its strategy to deliver value-added premium services to businesses and consumers and continues to experience adoption of these services. Yahoo! recently announced a relationship with Duet, the online digital music subscription service created by the world's two largest music companies, Universal Music Group and Sony Music Entertainment, to promote and present Duet's U.S. service to Yahoo!'s 100 million North American members. The service is scheduled to go live this summer. Yahoo! also introduced the Yahoo! Finance Real-Time Package which delivers real-time, streamed stock quotes, news and analysis to desktops and wireless devices for $9.95 each month.

    "As evidenced by the significant increases in our audience and traffic figures, Yahoo! continues to be a leader when it comes to attracting and retaining online consumers. Yahoo! users stay longer and consume more services than users of any other network on the Web," said Jeff Mallett, Yahoo!'s president and chief operating officer. "The loyalty of our users is one of our strongest core assets, and their acceptance of the premium services we have rolled out is a key component to our overall strategy. As we remain focused on building the Internet's leading consumer and business services company, the increase in active registered users demonstrates our unique ability to convert visitors into members."

Business and Enterprise Services

    Yahoo!'s business and enterprise services initiative continued to make great strides during the quarter with new customers and signed agreements. Yahoo! and SAP recently announced an agreement to develop a joint enterprise portal that will be marketed directly to both companies' current and prospective customers, as well as through their respective sales channels. Through this agreement, Yahoo! will gain access to the desktops of SAP's customers which represents approximately six million users. Yahoo! now has 22 major corporate clients licensed to make Corporate Yahoo! available to nearly 850,000 employees, customers and business partners. New customers include Enron, Exodus Communications, SmartForce, and the State of Delaware through Yahoo!'s alliance with Accenture.

    Yahoo! Broadcast Services signed key new service agreements with a number of clients, including Exodus Communications, Compaq Computer, Nortel Networks, Ralston Purina and Texas Instruments. Additionally, implementation of Yahoo! Webcast Studio, a Webcast production platform that streamlines delivery of rich, interactive events, has helped fine-tune the efficiency and broadcast quality of streaming events.

Interactive Marketing and Merchant Services

    Although the general advertising market in the first quarter was impacted by a decline in spending across all types of media, Yahoo! continued to customize and deliver interactive, targeted measurable marketing programs for top-tier advertisers and merchants.

  •
  Yahoo! served 3,145 advertisers and merchants during the first quarter, including 1,385 clients outside the United States. New accounts and major traditional brands served in the first quarter include Kia Motors America, Restoration Hardware and Miller Brewing Company.
  •
  Yahoo! continued to prove the value of its integrated marketing programs, with 92 percent of the company's top 200 advertisers in the fourth quarter 2000 continuing programs in the first quarter 2001.
  •
  Average contract length of Yahoo!'s entire client base increased to 285 days, up from 252 days in December 2000.
  •
  Forrester Research named Yahoo!'s users the most valuable shopping audience and Consumer Reports named Yahoo! the "best shopping aggregator" (March 2001).
  •
  Yahoo! enabled approximately $1.4 billion in commerce transactions, maintaining steady growth from the fourth quarter 2000, which is traditionally stronger for retailers.

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Management Update

    As part of its focus to add bench strength to its current management team, Yahoo! appointed a number of new executives during the quarter. Key hires included Greg Coleman as executive vice president of North American operations, David Graves as senior vice president of Media and Leisure, Jim Brock as senior vice president of Major Initiatives, and Jim Lewandowski as vice president of Business and Enterprise Sales. Other significant management hires include Yahoo! Auctions vice president and general manager, Norman Hullinger; George Williams, vice president and general manager of Yahoo! Finance; and Tiana Wimmer, general manager of Yahoo! Direct Marketing.

    In addition, Yahoo! said it is very encouraged by the progress it is making on its CEO search and by the high level of interest from strong, qualified candidates with diverse backgrounds.

    In a separate announcement today, Yahoo! said its senior vice president of international operations, Heather Killen, will leave the company in mid-June. The company has retained Egon Zehnder International, the Switzerland-based executive search firm, and Killen will work closely with the Yahoo! senior management team to recruit her successor and manage the transition.

Business Outlook

    "We are optimistic about Yahoo!'s long-term outlook given the value of our powerful network of properties and services, the strength of our brand, the quality of our talented employees, and our large base of active global members," said Susan Decker, Yahoo!'s chief financial officer and senior vice president of Finance and Administration. "The health of our balance sheet and our corporate commitment to responsibly drive our business to at least breakeven, and despite near-term challenges will allow us to emerge from this economic downturn stronger and focused on monetizing our large and growing user base."

    The company expects revenues for the second quarter 2001 to be between $165 and $185 million. For the full year 2001, business segments for advertising/commerce and business services are expected to represent approximately 80 percent and 20 percent, respectively, of total revenue. For the full year 2001, Yahoo!'s expense budgets are based on revenues coming in at a range of $700 to $775 million.

    Yahoo! expects pro-forma earnings before interest, depreciation and amortization (EBITDA) for the second quarter 2001 to range from a $10 million loss to breakeven. The company also expects pro-forma earnings per share (EPS) for the second quarter 2001 to be approximately breakeven. For the full year 2001, pro-forma EBITDA are expected to be between breakeven and $50 million. The company expects pro-forma EPS in the range of $0.02 to $0.06 for the full year 2001.

    The company expects capital expenditures to be approximately $35 to $45 million in the second quarter 2001 and $135 to $145 million for the full year 2001. Charges related to amortization are expected to be approximately $16 million in the second quarter and $55 to $60 million for the full 2001 year. Yahoo! also expects depreciation to be approximately $18 to $19 million in the second quarter and $75 to $80 million for fiscal year 2001. As a result of the plan to reduce operating costs, Yahoo! estimates it will record restructuring-related charges in the range of $40 to $60 million in the second quarter 2001. Pro-forma tax rate for the company is expected to be 48 percent for the full year 2001.

    The Business Outlook for the company will be available on the company's Investor Relations Web site throughout the current quarter. It is currently expected the Business Outlook will not be updated until the release of Yahoo!'s next quarterly earnings announcement; however, Yahoo! reserves the right to update its Business Outlook at any time for any reason.

Quarterly Conference Call

    Yahoo! will host a conference call today to discuss first quarter results at 5:00 p.m. Eastern Time. A live Webcast of the conference call can be accessed at http://webevents.broadcast.com/yahoo/041101.

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In addition, a replay of the call will be available for 48 hours following the conference call and can be accessed through the "Conference Calls" area of the company's Investor Relations Web site at www.yahoo.com/info/investor, or by calling (800) 633-8284, reservation No. 16498856.

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 192 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. The company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company's global Web network includes 24 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this release), as well as Yahoo!'s strategic and operational plans and planned expense reductions, including any related restructuring charges. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales, including the lack of access to capital to fund early stage companies; the actual increases in demand by customers for Yahoo!'s premium and corporate services; the ability to successfully change the customer mix among Yahoo!'s advertising customers; general economic conditions; the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, content and distribution. All information set forth in this release and its attachments is as of April 11, 2001, and Yahoo! undertakes no duty to update this information. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2000, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission. Additional information will also be set forth in those sections in Yahoo!'s quarterly report on Form 10-Q for the three-month period ended March 31, 2001, which will be filed with the Securities and Exchange Commission in the near future.

# # #

Yahoo!, Corporate Yahoo!, and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:

  Nissa Anklesaria, Yahoo! Inc., (408) 328-7738, nissa@yahoo-inc.com
  Nicole Waddell, Fleishman-Hilliard, (415) 356-1037, waddelln@fleishman.com

Investor Relations Contacts:

  Andrea Klipfel, Yahoo! Inc., (408) 731-3402, andrea@yahoo-inc.com
  Cathy Larocca, Yahoo! Inc., (408) 530-5188, cathy@yahoo-inc.com

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Yahoo! Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2001	2000
Net revenues	$180,215	$230,807
Cost of revenues	38,543	33,051

Pro forma gross profit	141,672	197,756

Operating expenses:
Sales and marketing	106,418	78,899
Product development	30,336	21,720
General and administrative	19,131	14,016

Total operating expenses	155,885	114,635

Pro forma income (loss) from operations	(14,213)	83,121
Other income, net	28,682	16,306
Minority interests in operations of consolidated subsidiaries	229	(1,837)

Pro forma income before income taxes	14,698	97,590
Provision for income taxes	7,055	37,084

Pro forma net income	$7,643	$60,506

Pro forma net income per share—diluted	$0.01	$0.10

Shares used in per share pro forma calculation—diluted	596,539	616,607

Supplemental Financial Data
Pro forma EBITDA (1)	$858	$85,073
Pro forma after tax cash earnings (2)	$22,831	$64,871
Pro forma after tax cash earnings per share—diluted	$0.04	$0.11

Notes: All notes are in thousands.

The above unaudited pro forma condensed consolidated statements of operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following:

  •
  Acquisition-related charges of $415 attributable to the merger with Arthas.com during the quarter ended March 31, 2000.

  •
  Employer payroll taxes assessed on stock option gains realized by employees.

  •
  Stock compensation expense.

  •
  Amortization of purchased technology and goodwill.

  •
  Other income of $9,000 related to a contract termination fee.

  •
  Investment income related to gains from the exchanges of certain equity investments of $3,017 and $40,656 in the quarters ended March 31, 2001 and March 31, 2000, respectively.

  •
  Derivative and impairment losses of $15,637 in the quarter ended March 31, 2001.

  •
  Goodwill amortization, included in other income, related to the Yahoo! Japan equity investment of $1,786 in the quarter ended March 31, 2001.

The above also assumes 48% and 38% effective tax rates for the pro forma presentation of the periods ended March 31, 2001 and 2000, respectively.

(1)
Defined as income (loss) from operations before depreciation and amortization, stock compensation expense, and acquisition-related charges.

(2)
Defined as pro forma net income before depreciation but after payroll taxes on option exercises.

Yahoo! Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2001	2000
Net revenues	$180,215	$230,807
Cost of revenues	38,543	33,051
Amortization of purchased technology	2,093	2,094

Total cost of revenues	40,636	35,145

Gross profit	139,579	195,662

Operating expenses:
Sales and marketing	106,418	78,899
Product development	30,336	21,720
General and administrative	19,131	14,016
Payroll taxes on option exercises (1)	243	6,350
Stock compensation expense	3,415	6,519
Amortization of intangibles	12,804	4,062
Acquisition-related costs (2)	—	415

Total operating expenses	172,347	131,981

Income (loss) from operations	(32,768)	63,681
Other income, net (3)	23,276	56,962
Minority interests in operations of consolidated subsidiaries	229	(1,837)

Income (loss) before income taxes	(9,263)	118,806
Provision for income taxes	2,223	51,207

Net income (loss)	$(11,486)	$67,599

Net income (loss) per share—diluted	$(0.02)	$0.11

Shares used in per share calculation—diluted	565,447	616,607

Notes: All notes are in thousands.

(1)
Represents employer payroll taxes assessed on stock option gains realized by employees.

(2)
During the quarter ended March 31, 2000, acquisition-related charges of $415 were attributable to the merger with Arthas.com.

(3)
During the quarter ended March 31, 2001, other income includes income of $9,000 related to a contract termination fee, investment gains of $3,017 related to the sale of certain equity investments, goodwill amortization related to the Yahoo! Japan equity investment of $1,786, and derivative and impairment losses of $15,637. During the quarter ended March 31, 2000, other income includes a $40,656 gain from the exchange of certain equity investments.

Yahoo! Inc.

Unaudited Consolidated Summary Balance Sheet Data

(in thousands)

	March 31, 2001	December 31, 2000
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,725,389	$1,688,666
Accounts receivable, net	55,727	90,561
Property and equipment, net	147,521	109,781
Investments in marketable equity securities	49,914	87,545
Other assets, net	431,074	293,023

Total assets	$2,409,625	$2,269,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$16,675	$26,040
Accrued expenses and other liabilities	221,404	200,144
Deferred revenue	127,236	117,165

Total liabilities	365,315	343,349
Minority interests in consolidated subsidiaries	29,084	29,313
Stockholders' equity	2,015,226	1,896,914

	$2,409,625	$2,269,576

Yahoo! Inc.

Unaudited Consolidated Summary Cash Flows Data

(in thousands)

	Three Months Ended March 31,
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(11,486)	$67,599
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,211	14,458
Tax benefits from stock options	2,058	47,627
Other non-cash items	18,209	(32,314)
Change in working capital	32,061	32,441

Net cash provided by operating activities	71,053	129,811

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(41,455)	(15,801)
Purchases of equity securities	(7,500)	(31,360)
Sales of equity securities	7,286	—
Acquisitions, net of cash acquired	(9,771)	1,557

Net cash used in investing activities	(51,440)	(45,604)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	16,495	124,682
Other	615	2,431

Net cash provided by financing activities and other	17,110	127,113

Net change in cash, cash equivalents, and marketable debt securities	36,723	211,320
Cash, cash equivalents, and marketable debt securities at beginning of period	1,688,666	1,004,301

Cash, cash equivalents, and marketable debt securities at end of period	$1,725,389	$1,215,621

Yahoo! Inc.

First Quarter 2001 Operating Highlights

April 11, 2001

    During the first quarter of 2001, Yahoo! achieved strong growth of the Yahoo! brand, its management team, audience, services and customers.

    The company continued to add leadership to its management team with several key new hires.

  •
  Reader's Digest association veteran Gregory G. Coleman will join Yahoo!'s management team in mid-April as executive vice president of North American operations.

  •
  David Graves joined Yahoo! as senior vice president of Media and Leisure. Graves brings more than 20 years of media industry experience to Yahoo!. Prior to joining Yahoo!, he spent six years at Reuters Media, Americas, where he served as president.

  •
  Yahoo! welcomed Jim Brock as senior vice president of Major Initiatives. In this newly-created role, Brock works with the Yahoo! management team to evaluate and drive the company's long-term strategic initiatives. Prior to joining Yahoo!, Brock was a partner with Venture Law Group, a leading Silicon Valley technology law firm, where he led the firm's Internet practice.

  •
  Jim Lewandowski joined Yahoo! as vice president of Business & Enterprise Sales, heading up the company's broadcast and Corporate Yahoo! sales teams. Lewandowski was formerly vice president of sales at BMC Software and prior to that, he spent 10 years with IBM.

  •
  Norman Hullinger will join the company in mid-April as vice president and general manager of Yahoo! Auctions, responsible for leading the production and operational aspects of this service.

  •
  George E. Williams has taken on the role of vice president and general manager of Yahoo! Finance, the No. 1 ranked financial site on the Web (Media Metrix, Custom Category Report, February 2001), where he is responsible for the site's production and business development strategies.

  •
  An American Express veteran, Tiana G. Wimmer joined Yahoo! as general manager of Direct Marketing and is responsible for managing Yahoo!'s email-based marketing initiatives.

Audience Growth, Usage and Loyalty

  •
  The company's traffic increased to more than 1.1 billion page views per day on average during March 2001, a record for the company.

  •
  Yahoo! has the most loyal audience on the Web, with a 77.5 percent retention rate, the highest among top U.S. domains. Yahoo! is also the number one default home page in the United States with 35.5 million users, a 41.4 percent reach among world wide Web users, nearly twice that of our nearest competitor. (Source: Media Metrix, Custom Report, February 2001.)

  •
  Yahoo! has the highest user satisfaction rating among leading portal sites, with 68 percent of users recommending the site and 29.1 percent planning to visit Yahoo! during their next 10 visits on the Web. (Source: NPD, Winter 2000.)
  •
  The Yahoo! network reaches 59.8 percent of the combined U.S. home/work audience, with a 67 percent reach among users at work and a 53.8 percent among home users, according to Nielsen//NetRatings (February 2001).

  •
  Yahoo!'s global audience grew to more than 192 million unique users during March 2001, up from 145 million in March 2000. A record 67 million active registered members logged into Yahoo! during March 2001.

  •
  Yahoo! users consume more and stay longer, with average page views per user at 185 pages (No. 1) at work and 166 pages (No. 2) home and work combined. In addition, Yahoo! is ranked

    No. 1 in average combined time spent by home and work users, who spent an average of one hour and 36 minutes on Yahoo!'s network in February 2001 (Nielsen//NetRatings).

  •
  Yahoo! Japan and Yahoo! Europe's traffic increased to more than 144 million and 59 million page views per day on average in March, respectively.

  •
  Yahoo! closed its acquisition of Kimo.com to form a new property in Taiwan, Yahoo! Kimo. Yahoo! Kimo combines the global and local expertise of Yahoo! Taiwan and Kimo.com to deliver the best of the Web to consumers in Taiwan. According to NetValue, the combined entity of Yahoo! Kimo gives Yahoo! a 91 percent reach in Taiwan, far surpassing all competitors in the market.

  •
  Yahoo! was ranked the leading portal across Greater China in a recent report by research firm Iamasia, and according to Nielsen//NetRatings (March 2001), Yahoo! is also the leading branded network across the eight European countries where Yahoo! operates. In addition, Yahoo! continues to be number one in other key markets across the globe, including Japan, Hong Kong, Taiwan, Mexico, Singapore, Argentina and Korea.

  •
  Yahoo!'s communication platform, including Yahoo! Messenger, Yahoo! Mail, and Yahoo! Groups, delivered more than 10 billion messages in March.

The Yahoo! Brand

  •
  The Yahoo! brand has the highest unaided and aided awareness of all Web sites (according to IDC, June 2000).

  •
  Our custom brand tracking from Millward Brown (December 2000) also highlights that Yahoo! has the highest quality of unaided awareness among our key competitors.

  •
  According to Brand Asset Valuator® from Young and Rubicam, the US population ranks Yahoo! first among all Internet companies in terms of brand strength. Also according to the study, Yahoo! is perceived as one of the most revolutionary brands, considered to be dynamic, innovative, up-to-date, a leader, fun and progressive.

Consumer Services

    During the first quarter, Yahoo! continued to build the Internet's leading global consumer and business services company, by expanding and delivering a broad and deep array of essential content, commerce and communications services for the world's largest Internet audience.

  •
  In early April, Yahoo! joined with the world's two largest music companies, Universal Music Group and Sony Music Entertainment, to present and market Duet, an online digital music subscription service. The service will offer consumers the opportunity to access a broad range of quality music online with speed, ease of use, and reliability while respecting artists' rights. It is expected to launch with streaming music and plans to add downloads during the summer. This alliance represents a major step in the company's ongoing efforts to make Yahoo! the Web's premier entertainment destination.

  •
  Yahoo! introduced Yahoo! Groups, a free communications service that enables groups of people to build relationships, stay in touch, share ideas, and discuss interests through the convenience of popular e-mail and Web-based tools. Yahoo! Groups also provides other powerful communications tools, including the ability to share photos and files, plan events, and send newsletters. The announcement marked an important milestone in the ongoing integration of the eGroups service, acquired by Yahoo! in August 2000, into the Yahoo! platform.

  •
  Since the introduction of listing fees in January of 2001, Yahoo! Auctions has seen a 550 percent increase in the sell through rates, a four-fold increase in bidding activity, and steady levels of gross merchandise sales and transaction volume. Yahoo! Auctions also introduced an offline seller's management tool. The free desktop solution allows sellers to create and manage auctions more quickly and efficiently.

  •
  Yahoo! Shopping, named the best shopping aggregator by Consumer Reports (March 2001), introduced the Yahoo! Shopping Bargains Center, a new category that aggregates great deals, including retailer outlets, sales, free shipping and special offers, all in one convenient place. Participating retailers include the Compaq factory outlet, the Eddie Bauer outlet and Bluefly, among others.

  •
  During the quarter, the company strengthened its reach and position across Australia and New Zeland with the acquisition of Fairfax's f2 Sold.com, one of Australia's leading online auction sites, and entered into a marketing agreement to continue distributing SOLD content across f2's network of sites. In addition, the companies have agreed to the distribution of f2's Domain.com.au real estate content on Yahoo! Australia & New Zeland and a strategic sales arrangement with f2's CitySearch sales force to sell co-branded Yahoo! Australia & NZ store and auction services to their business customers.

  •
  Yahoo! Finance, consistently ranked the No.1 financial site on the Web for the past year (Media Metrix, Custom Category Report, February 2001), announced several new features and services this quarter, including the Yahoo! Finance Real-Time Package, a premium service that gives investors real-time exchange quotes, news and analysis streamed live to their desktops, and that is available throughout the Yahoo! network, including mobile devices. Yahoo! Finance also announced that it will enable consumers to securely transfer funds among financial accounts at more than 23,000 banks, credit unions, and major brokerages. Also, for the third consecutive year, Yahoo! is offering consumers the Yahoo! Tax Center, a comprehensive resource designed to help consumers complete and file their tax returns online. The service was made available through an expanded relationship with H&R Block.

  •
  The company completed a 20-city college concert tour, dubbed Yahoo! Outloud, with headlining band Weezer. The tour sold 93 percent of all tickets online with 16 of 20 venues selling out exclusively on the Internet.

  •
  Yahoo! Sports spent its 11th consecutive month as the No. 1 ranked sports site on the Web (Media Metrix, Custom Category Report, February 2001) and saw a 47 percent increase in March Madness tournament Pick'em game registrations over last year. The company also announced an extension of its relationship with the NBA with the Yahoo! Sports NBA Rhythm `n Rims 14-city tour, a traveling basketball and music event.

  •
  Yahoo! News, the most visited news site on the Web (Media Metrix, Custom Category Report, February 2001), announced it would offer consumers expanded content with agreements with the New York Times and the New York Post.

  •
  The company announced it has teamed with National Leisure Group, Inc. (NLG) to offer convenient access to booking cruise and vacation packages through Yahoo! Travel.

  •
  The company announced an agreement with Despegar.com, a leading Ibero-American online travel site, to deliver online travel services to the Latin American market, enabling people to research travel plans, check flight availability, compare prices and book their airline, hotel and car rental reservations online.

    Further extending the company's leadership position in the wireless arena, Yahoo! Everywhere launched several new services and signed a number of strategic agreements with device and wireless providers in the United States and across Europe, Asia and Latin America, bringing the company's total number of wireless and alternative device alliances to more than 40.

  •
  The company teamed with Verizon Wireless, the largest wireless provider in the United States with 27.5 million subscribers, to deliver Yahoo! content and services, including Yahoo! Messenger, to Verizon Wireless Mobile Web subscribers across the United States.

  •
  Yahoo! Everywhere signed an agreement in mainland China, with that country's leading mobile operator, China Mobile Guangdong. Yahoo! also entered wireless agreements with Motorola in Taiwan, DACPlanet and Jamba in Germany, Goyada in Sweden, TIS in Brazil, and Turkcell in Turkey.

  •
  Yahoo! Everywhere launched several new wireless services during the quarter, including Yahoo! Travel, Yahoo! Ski and Snow, Yahoo! Games and Yahoo! Local Info, a location-based directory.

Business and Enterprise Services

    Yahoo! continues to be an essential service for businesses, and in 2001, the company launched a range of business products and services.

  •
  Corporate Yahoo!, a popular customized enterprise portal solution, continued to demonstrate strong momentum during the first quarter. Yahoo! now has 22 major corporate clients licensed to make Corporate Yahoo! available to nearly 850,000 employees, customers and business partners. New customers include Enron, Exodus Communications, SmartForce, and the State of Delaware through Yahoo!'s alliance with Accenture. Recent roll-outs include Bayer's myBayNet in Germany and Honeywell's myHoneywell, which is now available to all employees worldwide. Other agreements signed this quarter that strengthen the Corporate Yahoo! channel strategy include systems integrators Mphasis and Web Associates.

  •
  Yahoo! and SAP recently announced an agreement to develop a joint enterprise portal that will be marketed directly to both companies' current and prospective customers, as well as through their respective sales channels. Through this agreement, Yahoo! will gain access to the desktops of SAP's customers which represents approximately six million users.

  •
  Yahoo! Broadcast Services had its most active quarter ever, with more than 17 million hours of audio and video programming streamed and consumed. Additionally, implementation of Yahoo! Webcast Studio, a Webcast production platform that streamlines delivery of rich, interactive events, has helped fine tune the efficiency and broadcast quality of streaming events

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  Yahoo! Broadcast Services signed key new service agreements with a number of clients including Compaq Computer, Exodus Communications, Nortel Networks, Ralston Purina and Texas Instruments. The broadcast services group also began promoting a new Corporate Webcast Center product which allows corporations to aggregate and stream their business and consumer video content through one easily navigated, rich media site.

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  The company strengthened its business-to-business initiatives with the launch of Yahoo! Industry Marketplaces, a one-stop destination for information and services that enables industry professionals to research products, find the latest industry news and make purchasing decisions in Electronics, IT Software and IT Hardware.

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  Yahoo! Website Services, the company's Web-hosting offering for small business and professionals, saw the number of new accounts increase by more than 50 percent throughout the last quarter.

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  Yahoo! Domains, a service that enables consumers and businesses to search for, register and host a Web address, re-launched this quarter with Internet Names World Wide (INWW) and saw the number of domains sold across the Yahoo! network more than double over the fourth quarter 2000.

Interactive Marketing and Merchant Services

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  Yahoo! served 3,145 advertisers and merchants during the first quarter, including more than 1,385 clients outside the United States. New accounts and major traditional brands served in the first quarter include Cingular Wireless, Kia Motors America, Miller Brewing Company, Restoration Hardware, Seagram Spirits and Wine Group, and The Sporting News.

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  Yahoo! teamed with the Pepsi-Cola Company to offer an exclusive, full length, online preview of Britney Spears' first Pepsi commercial before it made its worldwide broadcast debut during the Academy Awards. The event marked the first time Pepsi-Cola premiered a new commercial online. To support the debut, Pepsi purchased all the media available on the Yahoo! home page during the weekend of the Academy Awards, marking the first time that a company was the exclusive advertiser on the home page of Yahoo!. There were over 1.1 million streams of the commercial delivered within a week, which puts Pepsi's commercial in the list of top five events streamed on Yahoo!. In addition, there were 50,000 entries into the sweepstakes promotion tied into the commercial.

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  In February the company began offering new formats for ad units, giving clients greater variety of formats when planning their online campaigns. In fewer than two months the company has had over 65 clients use the new units as part of their campaigns, including Compaq, Gap Inc., Iomega Corporation, Kodak and Pepsi.

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  Yahoo! announced a multi-year agreement with Compaq, making Compaq the preferred Internet infrastructure provider to Yahoo! and representing a substantial commitment by Compaq to advertise and market its products and services throughout the Yahoo! network of properties.

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  Yahoo!'s commerce platform, which includes Yahoo! Shopping, the No. 2 shopping destination on the Web (Media Metrix, Custom Category Report, February 2001), enabled more than 13,200 merchants in the first quarter to sell directly to Yahoo!'s consumer audience.

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  Yahoo! enabled approximately $1.4 billion in commerce transactions, maintaining steady growth from the fourth quarter 2000, which is traditionally stronger for retailers.

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  Forrester Research named Yahoo! the most valuable shopping audience, according to its proprietary "Buying Power Index," which measures the relative purchasing strength of Internet audiences (March 2001).

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QuickLinks

Yahoo! Reports First Quarter 2001 Financial Results
Company Posts $180.2 Million in Revenue and $7.6 Million in Pro-Forma Net Income
Yahoo! Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Unaudited Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Unaudited Consolidated Summary Balance Sheet Data (in thousands)
Yahoo! Inc. Unaudited Consolidated Summary Cash Flows Data (in thousands)
Yahoo! Inc. First Quarter 2001 Operating Highlights April 11, 2001